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                                                                   EXHIBIT 23.1

                         CONSENT OF ERNST & YOUNG LLP

  We consent to the reference to our firm under the caption "Experts" in the Prospectus of PS Business Parks, Inc. (included in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-50463)) for the registration of shares of its preferred stock, its depositary shares, its equity stock, shares of its common stock and warrants for the purchase of its preferred stock, equity stock and common stock and to the incorporation by reference therein of our report dated February 2, 1999 with respect to the consolidated financial statements and schedule of PS Business Parks, Inc. in its Annual Report on Form 10-K for the year ended December 31, 1998.

                                          /s/ Ernst & Young LLP

Los Angeles, California
April 28, 1999